Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our reports dated March 30, 2007, accompanying the consolidated financial statements and schedules and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Xanser Corporation on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Xanser Corporation on Forms S-8 (File Nos. 333-101996, 333-87446, 333-83970, 333-83968, 333-68558, 333-34496, 333-60195, 333-22109, 333-14071, 333-14069, 333-14067, 333-08727, 333-08725, 333-08723, 33-58981, 33-54027 and 33-41295).
/s/ Grant Thornton LLP
Dallas, Texas
March 30, 2007